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                                                                  EXHIBIT (a)(5)

                            [KORN/FERRY LETTERHEAD]

Date:  February 25, 2002

To: Employees holding options and stock appreciation rights granted under the Performance Award Plan

From: Gary C. Hourihan, Executive Vice President, Organizational Development Peter L. Dunn, General Counsel

Re:    Stock Option Exchange Offer

       Paul Reilly previously sent you an email announcing that the board of directors of Korn/Ferry International (the "Company") has approved an offer to exchange certain outstanding options and stock appreciation rights granted under the Company's Performance Award Plan (the "Plan") with options and stock appreciation rights that will have a newly determined exercise or base price based on the closing market price of the of the Company's common stock on the date we grant the replacement options or stock appreciation rights. The replacement options and stock appreciation rights will not be granted earlier than 6 months and one day after the existing options tendered for exchange are cancelled. The terms and conditions for exchanging stock appreciation rights will be the same as the terms and conditions for exchanging options as described in this cover letter and in the accompanying offer to exchange.

       Enclosed you will find documents that will explain our stock option exchange offer. We are making this offer because a considerable number of our employees have stock options that have exercise prices significantly above the current and recent trading prices of our common stock. By making this offer to exchange outstanding options for replacement options that will have an exercise price equal to the market value of our common stock on the date we grant the replacement options, we intend to provide our employees with the benefit of owning options that may have a greater potential to increase in value in a shorter period of time. We believe this will create better performance incentives for our employees and more closely align the interests of our employees with those of our stockholders in increasing stockholder value.

       Please read all of the enclosed documents and accompanying instructions carefully. If you decide to accept our offer and participate in this exchange offer you must return the accompanying Letter of Transmittal, properly completed and validly executed, no later than 9:00 p.m., Eastern Time, on March 25, 2002, unless we decide to extend this deadline.

       Attached to this letter you will find a summary of the terms of the exchange offer. Also, enclosed with this letter are:

          . an Offer to Exchange, dated February 25, 2002, for your information;

          . a Letter of Transmittal for your use should you decide to elect to exchange your options;

          . a Notice of Withdrawal for your use should you decide to withdraw your election; and

          . a Grant Detail Report for your reference setting forth the options you currently own and their principle terms.

       After you read all of the enclosed documents, if you have any questions about the exchange offer or if you need additional assistance or documents, please contact us at optionswap@kornferry.com.
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              SUMMARY OF TERMS OF KORN/FERRY'S OFFER TO EXCHANGE

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              IF YOU WISH TO PARTICIPATE IN KORN/FERRY'S OFFER TO
           EXCHANGE, YOU MUST RESPOND BY 9:00 P.M., EASTERN TIME, ON
                 MARCH 25, 2002, UNLESS THE OFFER IS EXTENDED.
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You must complete and sign the accompanying Letter of Transmittal and return it to Louise Trammel by fax at (310) 553-8640, or by hand or mail at Korn/Ferry International, 1800 Century Park East, Suite 900, Los Angeles, California 90067 before the expiration date set forth above. If you have any questions regarding the exchange offer or if you need additional assistance or documents, please contact us at optionswap@kornferry.com.

In order to help explain the option exchange offer, we have summarized below some of the terms and conditions of the offer. Please note that this is a summary only and is not intended to be a complete description of the terms and conditions of the offer. Please read all of the enclosed documents carefully before deciding whether or not to participate in the offer.

     Who is eligible to participate in the exchange? Except for members of Korn/Ferry's board and executive officers, any current employee of Korn/Ferry who holds any stock options or stock appreciation rights with an exercise price or a base price over $13.00 per share that were granted under the Korn/Ferry Performance Aware Plan is eligible to participate in this offer. The terms and conditions for exchanging stock appreciation rights will be the same terms and conditions for exchanging options as described in this summary of terms and in the accompanying offer to exchange.

     How many replacement options will I receive? If you decide to participate in the exchange, you will receive replacement options to purchase a number of shares of our common stock, rounded to the nearest whole number, in accordance with a swap ratio which will be determined on the basis of the exercise price of the option you exchange. If the option you currently hold is exercisable for $13.01-$15.00 per share, you will receive a replacement option for the number of shares of common stock subject to the existing option divided by 1.50. If the option you currently hold is exercisable for $15.01-$20.00 per share, you will receive a replacement option for the number of shares of common stock subject to the existing option divided by 1.75. If the option you currently hold is exercisable for $20.01-$25.00 per share, you will receive a replacement option for the number of shares of common stock subject to the existing option divided by 2.50. If the option you currently hold is exercisable for $25.01-$30.00 per share, you will receive a replacement option for the number of shares of common stock subject to the existing option divided by 3.00. If the option you currently hold is exercisable for $30.01 and above, you will receive a replacement option for the number of shares of common stock subject to the existing option divided by 3.50.

     When will the replacement options be granted? The replacement options will be granted no earlier than a business day that is six months and one day following the date we cancel all the existing options that are to be exchanged.

     What will be the exercise price of the replacement options? The exercise price of the replacement options will be equal to the closing market price of our common stock as reported on the New York Stock Exchange on the replacement grant date.

     When will the replacement options vest? The replacement options will vest in accordance with two vesting schedules depending upon whether the options canceled for exchange have already vested as of the date we cancel the options. If the options you exchange have already vested, your replacement options will first vest on the date six months following the replacement grant date assuming you are still employed by Korn/Ferry on this date. If the options you exchange have not yet vested, your replacement

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options will vest in two equal annual installments on the first and second anniversary dates of the replacement grant date assuming you are still employed by Korn/Ferry on these dates.

     When will the replacement options expire? In most cases, the replacement options will have a term of eight years and will expire on the eighth anniversary date of the replacement grant date. Replacement options granted in exchange for existing options that were originally granted in connection with our initial public offering in February 1999 will expire four years after the replacement grant date. Replacement options granted to employees in Switzerland will expire 10.5 years after the replacement grant date.

     Does the board of directors recommend that employees participate in the exchange offer? Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether or not you should elect to exchange your options. Our directors and executive officers are not eligible to participate in the offer. You must make your own decision as to whether to elect to exchange your options. Our board of directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions regarding your financial or tax situation.

     If I decide to participate in the exchange offer, what happens to my existing options? If you accept the offer to exchange your existing options, these options will be canceled and you will have no further right or interest in them, regardless of whether they have already vested.

     What are the income tax implications of participating in the exchange? If you accept the offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant the replacement options to you. Special considerations may apply to employees located abroad. You should consult with your own tax advisor to determine the tax consequences of accepting the offer.

     What happens if I do not accept your offer? If you do not accept the offer to exchange your options, you will keep your current options and you will not receive any replacement options. All of your options will retain their original terms.

     Can I withdraw my election to exchange? Yes, you may withdraw your election to exchange if you complete and return the accompanying Notice of Withdrawal by the expiration date, unless the expiration of the offer is extended. The Notice of Withdrawal must be completed and signed in accordance with the instructions on the form. If you withdraw your election and subsequently decide to participate in the exchange offer, you will have to again follow the procedures for making the election and submit another completed and signed Letter of Transmittal.

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